Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Kathleen Bela, Investor Relations, phone: 510/572-4566, e-mail: kathleen.bela@lamresearch.com
Lam Research Corporation Announces Earnings for the Quarter Ended
June 25, 2006
FREMONT, Calif., July 19, 2006—Lam Research Corporation (NASDAQ: LRCX) highlights for the June 2006 quarter were:

•	Revenue:		$525.6 million

•	Operating Margin:		30.3%

•	Net Income:	U.S. GAAP:	$122.1 million	•	Ongoing:	$139.0 million

•	Diluted EPS:	U.S. GAAP:	$0.84	•	Ongoing:	$0.96
Lam Research Corporation today announced earnings for the quarter ended June 25, 2006. Revenue for the period was $525.6 million and net income was $122.1 million, or $0.84 per diluted share, compared to revenue of $437.4 million and net income of $86.3 million, or $0.60 per diluted share for the March 2006 quarter. Ongoing net income increased to $139.0 million, or $0.96 per diluted share in the June 2006 quarter compared with ongoing net income of $93.7 million, or $0.65 per diluted share, for the March 2006 quarter.
Gross margin for the June 2006 quarter was $274.2 million compared to gross margin of $219.7 million for the March 2006 quarter. Gross margin as a percent of revenue for the June 2006 quarter increased to 52.2 percent compared to 50.2 percent in the March 2006 quarter primarily due to product mix, revenue growth, and improved utilization of factory and field resources. Operating expenses increased during the quarter as planned to $114.7 million compared to operating expenses of $109.4 million for the March 2006 quarter. Equity compensation expense in the June 2006 quarter recorded in cost of goods sold and operating expenses was $1.2 million and $4.2 million, respectively.
~more~

Lam Announces Earnings for the June 2006 Quarter	Page 2 of 7
The Company believes the presentation of ongoing results, which excludes certain special items, is useful for analyzing ongoing business trends. A table presenting a reconciliation of ongoing performance to results under U.S. GAAP is included at the end of this press release and on the Company’s web site. The June and March 2006 quarters’ ongoing presentation removes the effect of tax expense associated with the Company’s decision to repatriate foreign earnings of $350 million and $150 million, respectively, under the provisions of the American Jobs Creation Act.
New orders recorded in backlog increased 23 percent sequentially to $640 million. The geographic distribution of new orders and revenue during the June 2006 quarter is shown in the following table:

Region	New Orders	Revenue
North America	12%	15%
Europe	16%	13%
Japan	17%	22%
Korea	11%	22%
Asia Pacific	44%	28%
Cash and cash equivalents, short-term investments and restricted cash and investments balances were $1.5 billion at the end of June, and cash flows provided by operating activities were $92.3 million during the quarter. Condensed Consolidated Statements of Cash Flows are included at the end of this press release. Deferred revenue and deferred profit balances were $229.7 million and $140.1 million, respectively. At the end of the period, unshipped orders in backlog were approximately $521 million, and the anticipated future revenue value of orders shipped from backlog to Japanese customers that are not recorded as deferred revenue was approximately $74 million.
“We are pleased with the results for the June quarter,” stated Steve Newberry, Lam’s president and chief executive officer. “Our market share gains and the increased capital investment by our customers drove our new orders substantially above expectations. Our financial results in June demonstrate our commitment to delivering profitable market share growth, with operating margins at 30 percent for the quarter. In addition, our total net cash balance at $1.2 billion is at the highest level ever recorded by the Company.”
~more~

Lam Announces Earnings for the June 2006 Quarter	Page 3 of 7
“The Company hosted an Analyst and Investor Meeting during last week’s SEMICON® West industry trade show. During that meeting, we outlined our key areas of focus: executing to the near-term needs of our customers, extending our market leadership in etch, leveraging our global etch knowledge into adjacent markets, and delivering best-in-class financial performance. We believe we are well positioned to deliver strong results in all four areas as we go forward over the next few years,” Newberry concluded.
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to expectations of future market share gains in etch and adjacent markets, additional opportunities for growth, the level of our financial performance in relation to comparable companies, our key areas of focus and our ability to deliver strong results in the future. Some factors that may affect these forward-looking statements include: changing business conditions in the semiconductor industry and the overall economy and our plans for reacting to those changes, changing customer demands, success of our competitors’ strategies including development of new technologies by our competitors that could affect our market share, our ability to compete successfully in the market segments adjacent to etch, and the success of our research and development programs. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 26, 2005, and Form 10-Q for the quarter ended March 26, 2006, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select Marketsm under the symbol LRCX. Lam is a NASDAQ-100® company. The Company’s World Wide Web address is http://www.lamresearch.com.
Consolidated Financial Tables Follow
###

Lam Announces Earnings for the June 2006 Quarter	Page 4 of 7
LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data and percentages)

	Three Months Ended			Twelve Months Ended
	June 25,	March 26,	June 26,	June 25,	June 26,
	2006	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(1)
Total revenue	$525,596	$437,423	$353,767	$1,642,171	$1,502,453
Cost of goods sold	251,445	217,769	177,908	814,777	738,361

Gross margin	274,151	219,654	175,859	827,394	764,092
Gross margin as a percent of revenue	52.2%	50.2%	49.7%	50.4%	50.9%
Research and development	60,824	61,083	49,474	228,891	194,115
Selling, general and administrative	53,921	48,303	43,854	192,238	164,774
Restructuring charges, net	—	—	—	—	14,201

Total operating expenses	114,745	109,386	93,328	421,129	373,090
Operating income	159,406	110,268	82,531	406,265	391,002
Operating margin as a percent of revenue	30.3%	25.2%	23.3%	24.7%	26.0%
Other income, net	9,398	7,828	6,171	35,022	8,120

Income before income taxes	168,804	118,096	88,702	441,287	399,122
Income tax expense	46,655	31,759	22,176	105,532	99,781

Net income	$122,149	$86,337	$66,526	$335,755	$299,341

Net income per share:
Basic	$0.87	$0.62	$0.48	$2.42	$2.17

Diluted	$0.84	$0.60	$0.47	$2.34	$2.10

Number of shares used in per share calculations:
Basic	141,168	140,122	138,208	138,581	137,727

Diluted	144,683	144,846	142,518	143,732	142,417

(1)	Derived from audited financial statements

Lam Announces Earnings for the June 2006 Quarter	Page 5 of 7
LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 25,	March 26,	June 26,
	2006	2006	2005
	(unaudited)	(unaudited)	(1)
Assets:
Cash and cash equivalents	$910,815	$757,845	$482,250
Short-term investments	139,524	233,528	327,003
Accounts receivable, net	407,347	319,150	232,005
Inventories	168,714	144,259	110,051
Other current assets	79,969	84,986	93,527

Total current assets	1,706,369	1,539,768	1,244,836
Property and equipment, net	49,893	43,903	41,082
Restricted cash and investments	470,038	85,038	85,038
Other assets	87,044	70,116	77,859

Total assets	$2,313,344	$1,738,825	$1,448,815

Liabilities and stockholders’ equity:
Current liabilities	$566,226	$507,309	$379,133

Long-term debt	$350,000	$—	$—
Other long-term liabilities	969	1,605	2,786
Stockholders’ equity	1,396,149	1,229,911	1,066,896

Total liabilities and stockholders’ equity	$2,313,344	$1,738,825	$1,448,815

(1)	Derived from audited financial statements.

Lam Announces Earnings for the June 2006 Quarter	Page 6 of 7
LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended			Twelve Months Ended
	June 25,	March 26,	June 26,	June 25,	June 26,
	2006	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(1)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$122,149	$86,337	$66,526	$335,755	$299,341
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,765	5,208	6,305	22,000	25,517
Deferred income taxes	(4,936)	17,935	51,187	27,726	89,352
Restructuring charges, net	—	—	—	—	14,201
Equity-based compensation	5,449	6,029	497	22,768	864
Income tax benefit on equity-based compensation plans	27,786	—	(28,303)	27,786	2,050
Excess tax benefit on equity-based compensation plans	(17,805)	—	—	(17,805)	—
Other, net	1,270	(864)	223	2,357	2,854
Change in working capital accounts	(47,412)	(5,010)	37,449	(59,900)	(8,249)

Net cash provided by operating activities	92,266	109,635	133,884	360,687	425,930

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures and intangible assets	(25,939)	(6,447)	(4,226)	(42,080)	(22,849)
Transfer of restricted cash and investments	(385,000)	—	27,430	(385,000)	27,430
Net sales (purchases) of available-for-sale securities	90,296	26,703	(35,565)	182,788	(63,309)

Net cash provided by/(used for) investing activities	(320,643)	20,256	(12,361)	(244,292)	(58,728)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease	(45)	(67)	—	(112)	—
Net proceeds from issuance of long-term debt	349,632	—	—	349,632	—
Excess tax benefit on equity-based compensation plans	17,805	—	—	17,805	—
Treasury stock purchases	(37,002)	(73,602)	(99,288)	(251,211)	(167,081)
Reissuances of treasury stock	5,519	4,515	458	15,171	458
Proceeds from issuance of common stock	43,698	61,602	23,456	179,400	114,304

Net cash provided by/(used for) financing activities	379,607	(7,552)	(75,374)	310,685	(52,319)

Effect of exchange rate changes on cash	1,740	1,724	(361)	1,485	3,964
Net increase in cash and cash equivalents	152,970	124,063	45,788	428,565	318,847
Cash and cash equivalents at beginning of period	757,845	633,782	436,462	482,250	163,403

Cash and cash equivalents at end of period	$910,815	$757,845	$482,250	$910,815	$482,250

(1)	Derived from audited financial statements

Lam Announces Earnings for the June 2006 Quarter	Page 7 of 7
Reconciliation of U.S. GAAP Net Income to Ongoing Net Income
(in thousands, except per share data and percentages)

	Three Months Ended
	June 25,	March 26,
	2006	2006
U.S. GAAP net income	$122,149	$86,337
Tax expense on repatriation of foreign earnings	16,810	7,397

Ongoing net income	$138,959	$93,734

Ongoing net income per diluted share	$0.96	$0.65

Number of shares used for diluted per share calculation	144,683	144,846
U.S. GAAP income tax rate	27.6%	26.9%
Ongoing income tax rate	17.7%	20.6%